As Filed with the Securities and Exchange Commission on April 9, 1998
                                                      Registration No. 333-46819
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                          -----------------------------
                                 Amendment No. 1

                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                   Conversion Technologies International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                               13-28198
     (State or Other Jurisdiction of                        (I.R.S. Employer
     Incorporation or Organization)                        Identification No.)

                   Conversion Technologies International, Inc.
                             3452 Lake Lynda Drive
                             Orlando, Florida 32817
                                 (407) 207-5900
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 William L. Amt
                      President and Chief Executive Officer
                   Conversion Technologies International, Inc.
                              3452 Lake Lynda Drive
                             Orlando, Florida 32817
                                 (407) 207-5900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -----------------------------

                                    Copy to:

                              Perry A. Pappas, Esq.
                             Richard K. Davis, Esq.
                               Buchanan Ingersoll
                                 College Centre
                              500 College Road East
                           Princeton, New Jersey 08540
                                 (609) 987-6800

     Approximate date of commencement of proposed sale to the public:  From time
to   time    after    this    Registration    Statement    becomes    effective.

                         -----------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                    Proposed         Proposed
                       Amount        Maximum         Maximum        Amount Of
 Title of Shares      To Be      Aggregate Price     Aggregate      Registration
 To Be Registered    Registered    Per Share(1)    Offering Price       Fee

--------------------------------------------------------------------------------

Common Stock,
 $.00025 par value    782,873(2)    $1.09           $ 853,331.57     $252.60

================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and is based upon the average of the high and low price per share of the Registrant's Common Stock as reported by the Nasdaq SmallCap Market on April 7, 1998.

(2) On February 24, 1998, the Registrant filed a Registration Statement covering 6,208,037 shares of Common Stock and paid a fee of $1,886.31, based on the then current proposed maximum aggregate price per share of $1.03. By this pre-effective Amendment No. 1 to that Registration Statement, the Company is registering 782,873 additional shares of Common Stock. Accordingly, pursuant to Rule 457(a), the registration is paying an additional registration fee of $252.60 to cover the additional shares, based on the current proposed maximum aggregate price per share price of
     1.09. In addition, pursuant to Rule 416, this registration statement covers such additional indeterminate number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions contained in the warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
                                6,990,910 Shares

                   CONVERSION TECHNOLOGIES INTERNATIONAL, INC.

                                  Common Stock

     This Prospectus relates to an aggregate of 6,990,910 shares (the "Shares") of Common Stock, $.00025 par value ("Common Stock"), of Conversion Technologies International, Inc. (the "Company"), which are being offered for sale, from time to time, by or for the account of the securityholders named herein (the "Selling Securityholders"), consisting of (i) 6,235,075 shares of Common Stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock (the "Preferred Stock"), (ii) 623,260 shares of Common Stock issuable upon the conversion of shares of Preferred Stock underlying certain warrants issued by the Company to the placement agent in connection with the private placement of the Preferred Stock (the "Placement Agent Warrants") and (iii) 132,575 shares of Common Stock issuable upon the exercise of certain warrants (the "Bridge Warrants") issued by the Company in connection with a line of credit agreement entered into in July 1997 (the Placement Agent Warrants and Bridge Warrants are collectively referred to herein as the "Warrants"), and such additional shares of Common Stock which may be issuable pursuant to certain anti-dilution provisions contained in the Warrants. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders but will receive up to an aggregate of approximately $739,551 in the event the Warrants are exercised in full. See "Selling Securityholders."

     The Selling Securityholders have not advised the Company of any specific plan to sell the Shares offered hereby but it is anticipated that the Selling Securityholders may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market or any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Securityholders and any participating broker-dealers may be deemed to be
"underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Securityholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders on account of their sales of the Shares from time to time. Other offering expenses, estimated at approximately $25,000, will be borne by the Company. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "CTIX". The last reported sale price of the Common Stock on April 7, 1998 was $1.06 per share.

                         -----------------------------

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.

                         -----------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  April ____, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048, and 500 West Madison Street, Suite 1400, Chicago, IL 60661, and may also be obtained from the Commission's Website located at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                         -----------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which previously have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated in and made a part of this Prospectus by reference (unless otherwise indicated, the Commission file number for each document is 0-28198):

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended by Form 10-KSB/A, Form 10-KSB/A2 and Form 10-KSB/A3 filed by the Company with the Commission on October 28, 1997, December 29, 1997 and February 12, 1998, respectively;

     2. The Company's Definitive Proxy Statement for its 1997 Annual Meeting of Stockholders filed with the Commission on February 26, 1998;

     3. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, as amended by Form 10-QSB/A1 filed by the Company with the Commission on October 24, 1997 and December 19, 1997, respectively;

     4. The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997 filed by the Company with the Commission on February 17, 1998;

     5. The Company's Current Report on Form 8-K dated September 8, 1997 filed by the Company with the Commission on September 9, 1997; and

     6. The description of the Company's Common Stock, $.00025 par value, which is contained in the Company's Registration Statement on Form SB-2 (file number 333-00756) pursuant to Section 12 of the Exchange Act which was declared effective by the Commission on May 6, 1996.

     All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request or such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. Any request should be addressed to the Company's principal executive offices: President, Conversion Technologies International, Inc., 3452 Lake Lynda Drive, Orlando, Florida 32817, telephone number (407) 207-5900.

                                  RISK FACTORS

     Certain statements contained in this Prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to be covered by the safe harbors created thereby. Forward-looking statements may be identified by the use of words such as "believes," "anticipates" and "expects." The factors discussed below, and expressed from time to time in the Company's filings with the Commission, could cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein and therein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition to the other information contained in this Prospectus, the following factors should be carefully considered by prospective investors in evaluating a purchase of the Shares offered hereby.

     Accumulated Deficit; History of Operating Losses; Going Concern Qualification. The Company has experienced significant operating losses since its inception. The Company had an accumulated deficit of approximately $(25,793,000) at December 31, 1997. The Company incurred an operating loss of approximately $(12,154,000) for the fiscal year ended June 30, 1997, and approximately $(1,756,000) for the six months ended December 31, 1997. Such losses and accumulated deficit have resulted principally from limited revenues from operations and costs associated with the development of the Company's technologies, general and administrative expenses as well as (i) a one-time, non-cash charge to operations of approximately $6,200,000 relating to the write-off of purchased research and development technologies in conjunction with the acquisition of Dunkirk International Glass and Ceramics Corporation ("Dunkirk") in August 1994; (ii) approximately $2,528,000 expensed as process development costs related to research and development of the Company's cathode ray tube ("CRT") glass processing and ALUMAGLASS product lines; and (iii) a non-cash charge to operations of approximately $5,712,000 relating to the write-off of non-productive fixed assets during the quarter ended June 30, 1997. The Company expects to continue to incur operating losses until such time, if ever, as product sales generate sufficient revenue to fund the Company's continuing operations. The Company's Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended, contains an emphasis paragraph in the report of its independent auditors indicating that there is substantial doubt as to the ability of the Company to continue as a going concern. No assurance can be given that the Company will ever achieve profitable operations or that it will continue as a going concern.

     Limited Revenues and Product Sales; Lack of Profitable Business; New Business. The Company commenced recycling CRT glass used in the manufacture of televisions in 1994 and production of industrial abrasives in 1995. Substantially all of the Company's limited revenues to date have been derived from recycling CRT glass; however, the Company lost a significant CRT customer in March 1997 and believes that its CRT glass recycling operations will have limited growth potential. Additionally, the Company has generated only minimal revenues to date from sales of ALUMAGLASS, its initial industrial abrasive product, which has received limited acceptance in the marketplace. Accordingly, the Company presently lacks a profitable business initiative. The Company has recently commenced production of certain other glass and fired ceramic substrates; however, there can be no assurance that these products will generate significant sales. While attempting to commercialize its products, the Company is subject to risks inherent in a new business generally, such as marketing problems, unanticipated problems relating to environmental regulatory compliance, manufacturing and the competitive environment in which the Company operates, and additional costs and expenses that may exceed estimates. There can be no assurance that, even after the expenditure of substantial funds and efforts, the Company will ever achieve or maintain a substantial level of sales of its products.

     Limited Sales of ALUMAGLASS; Shutdown of Melter; Uncertain Supply of ALUMAGLASS Raw Materials; Uncertain Market Acceptance. To date, the Company has had only minimal sales of

ALUMAGLASS. The Company has shut down the melter used to manufacture ALUMAGLASS and does not currently intend to restart its melter. The Company is currently satisfying limited orders for ALUMAGLASS through raw materials purchased from third party sources which the Company processes into finished ALUMAGLASS inventory for sale to its customers. There can be no assurance, however, that the Company will continue to be able to purchase this material on terms satisfactory to the Company, or at all, or that there will ever be significant sales of ALUMAGLASS. There also can be no assurance that ALUMAGLASS will ever obtain market acceptance. In addition, the Company has only recently commenced production of its other glass and fired ceramic materials, and there can be no assurance that these products will obtain market acceptance.

     Limited Cash Resources; Potential Need for Additional Financing. The Company is not yet profitable and therefor is currently dependent on its limited cash resources from its financing activities to fund its operations. In addition, the Company will remain dependent on its cash from financing activities until such time, if ever, that it achieves cash flow break-even from operations. There can be no assurance that the Company will ever achieve cash flow break-even. In the event the Company has insufficient cash to satisfy its accounts payable, debt service requirements or general working capital requirements, the Company could be forced to discontinue its operations or seek additional debt or equity financing. The Company has no commitment or arrangements to obtain any such additional financing. Furthermore, the loan documents to which the Company is a party restrict its ability to incur additional debt. Any equity financings will be dilutive to the Company's stockholders and any debt financings will likely contain restrictive covenants and additional debt service requirements, which could adversely affect the Company's operating results. If the Company becomes unable to meet its obligations, the payees of past due accounts payable or the holders of the Company's debt could commence suit to enforce their debts or could force the Company into bankruptcy. In the event of a bankruptcy, unless there are assets available after the satisfaction in full of the claims of creditors, there will be no recovery by the holders of equity. Furthermore, failure to pay debts as they become due, suspension of business, material adverse change in financial condition and/or the entry of certain judgments constitute events of default under certain of the Company's credit facilities, entitling the lenders to accelerate their debt, liquidate their collateral and otherwise pursue the rights and remedies available to them pursuant to applicable law and their loan documents.

     Cancellation of Indebtedness Income; Reduction in Net Operating Loss Carry-Forwards; Other Possible Tax Effects. In 1995, the Company's wholly owned subsidiary, Dunkirk, financed certain equipment purchases and manufacturing improvements through the issuance of $8,000,000 principal amount Solid Waste Disposal Facility Bonds, Series 1995 (the "IDA Bonds"), by County of Chatauqua Industrial Development Agency (the "Agency") pursuant to a Trust Indenture dated as of March 1, 1995 between the Agency and United States Trust Company of New York, as trustee. In 1997, the beneficial holders of the IDA Bonds agreed that in exchange for a cash payment of $1,620,000 and Dunkirk's forfeiture of its interest in a related debt service reserve fund, the IDA Bonds would be canceled. In August 1997, the Company loaned $1,620,000 to Dunkirk, to satisfy all of Dunkirk's obligations with respect to the IDA Bonds. Approximately $6,000,000, representing the difference between the $1,620,000 paid and the outstanding balance of the IDA Bonds (reduced by approximately $422,000 in debt service reserve funds which was delivered to the holders of the IDA Bonds), was forgiven. In addition, in December 1997 the Empire State Development Corporation/JDA ("ESDC"), which was the guarantor of approximately $1,800,000 of debt owed by Dunkirk to Key Bank of New York ("Key Bank"), forgave $500,000 of such indebtedness. If Dunkirk is deemed to be solvent immediately prior to the time of either of these debt forgivenesses, the Company will recognize taxable income in its tax year ending June 30, 1998. The amount of such income may be offset by net operating loss carryforwards ("NOLs"), subject to the limitations discussed below. Even if sufficient NOLs were available to offset such taxable income after the limitations described below, the Company may still be subject to alternative minimum tax. To the extent that Dunkirk is deemed to be insolvent immediately prior to either such debt forgiveness by an amount which equals or exceeds the respective amount so forgiven, the Company will not recognize taxable income from such repayment; however, certain of Dunkirk's tax attributes (such as NOLs) would be subject to reduction and would not be available to offset future income from operations, if any. For this purpose, the amount of insolvency is defined to be the excess of Dunkirk's liabilities over the fair value of its assets. An independent appraisal of the fair value of Dunkirk's assets has not been completed at this time to determine Dunkirk's current solvency. In addition, the Company's ability to offset any taxable income with NOLs may be significantly limited due to various factors including potential ownership changes under
Section 382 of the Internal Revenue Code of 1986, as amended, arising out of the Company's initial public offering of securities in May 1996 and/or its private placement of Preferred Stock in August to December 1997.

     The Company has removed certain of Dunkirk's non-productive assets from service. The initial acquisition and/or construction of certain of these assets provided a basis upon which Dunkirk was able to claim refundable tax credits of approximately $500,000. The removal of these assets from service will likely result in the required repayment of a substantial amount of these tax credits to the related tax authorities.

     If the Company does not have sufficient cash available to satisfy any tax obligations, it will need to obtain additional financing. The Company has no current commitments or arrangements with respect to such additional financing. There can be no assurance that the Company will be able to obtain any such necessary financing.

     Substantial Indebtedness; Debt Service Requirements. At December 31, 1997, the Company had outstanding an aggregate of approximately $2,322,000 of total indebtedness (excluding capital lease obligations). Accordingly, the Company is subject to all of the risks associated with indebtedness, including the risk that cash flow may not be sufficient to make required payments of principal and interest on indebtedness. To the extent that the Company's assets continue to be pledged, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future. In addition, a portion of the Company's indebtedness is subject to various covenants. In the event of a default in payment of outstanding indebtedness, or in the event of a default arising out of a violation of any covenants, the Company and/or Dunkirk may lose all or a portion of its assets and the Company and/or Dunkirk may be forced to materially reduce its business activities or cease its operations. Certain of the instruments governing the Company's indebtedness also contain default provisions relating to insolvency and the inability to pay debts as they become due.

     Interruption of Manufacturing Operations; Limited Manufacturing Experience. The Company operates manufacturing facilities in Dunkirk, New York and St. Augustine, Florida containing various manufacturing equipment. Such equipment requires repairs and maintenance which from time to time interrupts the Company's manufacturing operations. For example, during the period that the Company's melter was in operation, the Company experienced, on two occasions, technical difficulties which required extended repairs and a temporary shutdown of the melter. The Company only recently commenced its manufacturing operations in St. Augustine, Florida. The Company has no prior experience in the color-coating operation being conducted at such facility and certain changes, such as input volume, flow-through rates and curing temperatures, may be required depending on the color being applied and the substrate being used. There can be no assurance that the Company will not experience difficulties in making any required adjustments in an efficient manner or that the Company will not experience mechanical difficulties which will interrupt production.

     New Management; Dependence on Key Personnel; Loss of Certain Executive Officers. The Company is and will be dependent on its key management personnel, including, among others, William L. Amt, President and Chief Executive Officer, and Eckardt C. Beck, who served as Acting President and

Chief Executive Officer from June 1997 until August 1997, and who continues to serve as Chairman of the Board and a consultant to the Company. In addition, Jack D. Hays, Jr. and Richard H. Hughes, who joined the Company in June 1997 as Executive Vice President - Operations and Marketing, and Vice President - Sales and Marketing, respectively, ceased to be officers of the Company in January, 1998 and continue to provide marketing services as consultants on a commission basis. There can be no assurance that the Company's remaining management will be able to successfully implement the Company's strategies or that such individuals will continue with the Company. The loss of one or more of these individuals could have a material adverse effect on the business and operations of the Company. In addition, the Company will need to attract and retain other qualified individuals to satisfy its personnel needs. There can be no assurance that the Company will be successful in retaining its key management personnel or in attracting and retaining new employees.

     Limited Number of CRT Customers; Loss of Significant CRT Customer; Limited Growth Potential. To date, substantially all of the Company's limited revenues have been derived from recycling CRT glass used in the manufacture of televisions for a limited number of customers. For the fiscal year ended June 30, 1997, two of the Company's CRT glass recycling customers, Techneglas and Thomson each accounted for more than 10% of the Company's revenues and, in the aggregate, accounted for approximately 61.2% of the Company's revenues. Thomson ceased shipping CRT glass to, and purchasing recycled CRT glass from, the Company as of March 1997. Although the Company has a limited number of customers for ALUMAGLASS and other materials, the Company is currently dependent on its CRT customers for substantially all of its revenues.

     The Company sells its recycled glass to Techneglas pursuant to a Clean Cullet Sale Agreement (the "Cullet Agreement") and an open purchase order arrangement. The Cullet Agreement had an initial term of three years expiring August 1998 and automatically renews for additional one year terms unless either party gives the other written notice of termination at least 120 days prior to the end of any term. The Cullet Agreement includes provisions relating to specifications, delivery and acceptance of processed CRT glass. The Cullet Agreement also requires the Company to sell, and Techneglas to purchase, various amounts of the CRT glass processed by the Company. The Cullet Agreement also contains pricing and other customary terms. Techneglas has been purchasing substantially all of the CRT glass processed by the Company since the loss of Thomson as a customer. There can be no assurance that Techneglas will continue as a customer.

     The loss of any one of the Company's remaining CRT customers could have a material adverse effect on the Company's financial condition and results of operations. In addition, even assuming that the Company's existing customers continue to utilize the Company's CRT glass recycling services, the Company believes that its CRT glass recycling operations have limited growth potential. The Company currently obtains only waste CRT glass generated from manufacturers of televisions located in the United States, and there are a limited number of such manufacturers. In addition, such manufacturers typically seek more than one outlet for their CRT glass, in order to avoid dependence on any one source. In some cases, manufacturers ship their waste CRT glass to smelters or landfills. Further, transportation costs limit the sources from which the Company can obtain CRT glass on a cost-effective basis. Accordingly, the Company believes that its ability to generate revenues from CRT glass is limited and that the Company will be dependent on its ability to attract computer CRT glass and to obtain outlets for such glass and on revenues from its other products.

     Limited Sales and Marketing Experience; Termination of VANGKOE Joint Venture and Loss of Guaranteed Minimum Purchase Commitment. The Company has had limited experience in selling and marketing its products and its recycling services. Furthermore, the Company has assembled only a small sales and marketing organization. There can be no assurance that the Company will be able to recruit, train or retain qualified personnel to sell and market its products or that it will develop a successful sales and marketing strategy. In addition, for certain applications, the Company has relied on distributors for primary marketing efforts, which has resulted in only limited sales of ALUMAGLASS. In an effort to achieve market acceptance of its products, the Company may seek to enter into joint ventures, licensing or other collaborative arrangements to sell and market its products.

     The Company previously entered into a joint venture with VANGKOE Industries, Inc. ("VANGKOE") pursuant to which the parties formed Advanced Particle Technologies, Inc. ("APT"), for the purpose of manufacturing color coated particles in a proprietary process for sale as decorative aggregates. Effective as of June 30, 1997, following delays in start-up and certain cost overruns, the Company purchased VANGKOE's 50% interest in APT and the Company and VANGKOE terminated the joint venture. In connection with such termination, the parties entered into a Technology Purchase Agreement, pursuant to which APT purchased the proprietary color coating process to be employed in the manufacture of decorative particles. The parties also entered into a Distribution Agreement, pursuant to which VANGKOE agreed to purchase the colored particles from APT and sell the particles to distributors and others. The Distribution Agreement provides that, subject to meeting certain targets, VANGKOE will be APT's exclusive distributor of colored particles for the swimming pool and other pool-related markets, and that VANGKOE will purchase colored particles for such markets exclusively from APT, subject to APT's ability to supply such particles. VANGKOE must meet certain sales targets to maintain its exclusivity as a distributor although VANGKOE is under no obligation to meet such sales targets. VANGKOE was released from its previous minimum purchase commitment of approximately $1.2 million of ALUMAGLASS and other materials. VANGKOE is a new company without significant assets or experience in marketing aggregates and, therefore, there can be no assurance that it will be successful in marketing the Company's products.

     Any joint venture or other collaborative arrangements between the Company and a third party may result in a lack of control by the Company over the sales and marketing of its products. There can be no assurance that any sales and marketing or other efforts undertaken by the Company, or on behalf of the Company by others, will be successful.

     Uncertain Industrial Waste Supply. The Company utilizes manufacturing by-products and industrial wastes as raw materials for the production of its products. In addition, the Company will seek to generate revenue in the future from converting manufacturing by-products and industrial wastes into other finished products or into raw materials to be sold to other manufacturers. However, there can be no assurance that producers of such by-products and wastes will view the Company's processes as a commercially and environmentally acceptable means of disposing of such by-products and wastes or will not find a less expensive means of disposing of such by-products and wastes. As a result, the Company may be forced to incur higher costs to procure raw materials for its manufacturing processes and may experience difficulty in obtaining wastes for its conversion services.

     Risks Inherent in International Operations. The Company intends to market its products internationally and may seek opportunities overseas to construct and operate additional manufacturing facilities, which may include CRT glass recycling operations, either independently or through joint ventures or other collaborative arrangements with strategic partners. To date, the Company has made limited sales of its products to a limited number of distributors in Europe, the Middle East and South Africa, but has not constructed any manufacturing facilities overseas. To the extent that the Company operates its business overseas and/or sells its products in foreign markets, it will be subject to all of the risks inherent in international operations and transactions, including the burdens of complying with a wide variety of foreign laws and regulations, exposure to fluctuations in currency exchange rates and tariff regulations, potential economic instability and export license requirements. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect the Company's operations.

     Competition. The Company's products and services are subject to substantial competition. The Company's abrasives compete with product offerings of other companies, principally aluminum oxide, glass beads, plastic abrasives, garnet, steel grit, coal slag and, with respect to certain applications, sand or water blasting techniques. Many of the companies offering such products are large corporations with substantially greater financial resources than the Company. Large international competitors of manufactured metallic abrasives include:
Exolon-ESK, General Abrasives Triebacher, Inc., Washington Mills Electro Minerals Corp., Irvin Industries, Inc., Norton/St. Gobain and others. Various other manufacturers produce mined, plastic, glass bead and mineral abrasives, as well as high speed water jet spray abrasive systems. The Company's ability to effectively compete against these companies could be adversely affected by the ability of these competitors to offer their products at lower prices than the Company's products and to devote greater resources to the marketing and promotion of their products than are available to the Company.

     The Company's decorative particles and performance aggregates will also face substantial competitive pressures. The Company believes that 3M has a significant share of the market for decorative particles. 3M has available to it financial, technical and other resources far superior to those of the Company. In addition, certain customers of other products may be unwilling to switch to the Company's particles due to factors such as personal preferences for a competitor's color selections, consistency with colors previously sold, performance concerns or satisfaction with its current products. The Company's performance aggregates will face similar competitive pressures from producers of mined minerals, aluminum oxide and others. These producers include 3M and Norton/St. Gobain, each with resources superior to those of the Company.

     With respect to its industrial CRT glass recycling operations, the Company competes with several other companies who accept waste CRT glass for recycling or other purposes, each of which may deal with customers of the Company and satisfy their recycling, beneficial reuse or disposal needs. In addition, under certain conditions, CRT glass might also be disposed of by melting it to recapture the residuals. The Company has recently experienced increased competition from companies offering to take CRT glass from sources free of charge. In general, the Company has received revenue both when it receives and when it sells recycled CRT glass. There can be no assurance that the Company will be able to recycle CRT glass on a profitable basis if it is required to eliminate the fee it receives upon receipt of such glass from customers in order to maintain or attract additional sources of CRT glass. In addition, Thomson, a significant CRT recycling customer, ceased doing business with the Company in March 1997.

     Dependence on Patents and Proprietary Technology; Risk of Infringement of Third-Party Patents. The Company's success will depend, in part, on its ability to maintain protection for its products and manufacturing processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company has two issued U.S. patents. There can be no assurance that any issued patents will afford adequate protection to the Company or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of the Company's products and technologies.

     There can be no assurance that the validity of any patent issued to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company seeks to enforce its patent rights against others. Should the Company's products or technologies be found to infringe patents issued to third parties, the Company would be required to cease the manufacture, use and sale of the Company's products and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to the Company, or at all.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its university research partners, employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secret or proprietary information of the Company will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Environmental Regulation. Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by the Company. The level of enforcement activities by Federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that suppliers of manufacturing by-products and other industrial wastes find alternative means to comply with applicable regulatory requirements, the Company's ability to procure such by-products and wastes and the demand for the Company's services could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require the Company to change or improve its manufacturing process. To the extent the Company conducts its business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect the Company's operations.

     Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment, and the Dunkirk facility is and any future facilities may be required to have various Federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of the Company's manufacturing facilities and may subject the Company to Federal, state or locally-imposed penalties. The Company's ability to satisfy the permitting requirements for a particular facility does not assure that permitting requirements for other facilities will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that the Company or its customers will meet all of the applicable regulatory requirements.

     Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances may be released or escape into the environment from its facilities, processes or equipment, resulting in potential liability for the resultant exposures, clean-up or remediation of the release, and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under CERCLA, RCRA, and the New York State Environmental Conservation Law. Additionally, the Company is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if it does not act in accordance with the requirements of Federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. The Company is also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act, the Clean Water Act and analogous state laws and regulations, and various other applicable Federal or state laws and regulations.

     The Company may also be exposed to certain environmental risks resulting from the actions of its CRT glass suppliers and other suppliers of industrial wastes. Although the Company maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liability related to environmental damage or pollution. Although the Company conducts and plans to conduct its operations prudently with respect to environmental regulations and plans to structure its relationships with customers and contractors in a manner so as to minimize its exposure to environmental liabilities, the Company's business, financial condition and results of operations could be materially adversely affected by an environmental claim that is not covered or only partially covered by insurance or other available remedy.

     In addition, although the Company does not utilize any underground storage tanks, there are several empty tanks at the Dunkirk facility that were used by the former owner of the property to store various materials. An investigation by an environmental engineering firm has disclosed modest soil contamination confined to the immediate vicinity of two tank locations. Remediation of this contamination may be required. Based on estimates from qualified environmental services and engineering firms, total remediation and tank closure costs are expected to range from approximately $28,000, if no remediation is required, to approximately $64,000 if soil and groundwater remediation is required.

     Generally, CRT glass fragments received by the Company of approximately one inch or less in diameter have not been recycled by the Company due to limitations of its processing equipment. Although the Company has recently initiated a process to recycle this material, there can be no assurance the Company will in fact sell such material on a profitable basis. In the event the Company is unable to sell such glass, it believes it can dispose of such glass by smelting at prevailing rates. The Company maintains a reserve for the potential cost of disposing of CRT glass it is unable to recycle or use in its manufacturing process. Such reserve is adjusted periodically for the amount of such material on-hand, landfill or other disposal charges and management's determination of the need of any such reserves based upon the proven salability or disposition options for such materials. RCRA regulatory requirements may be applicable to these materials depending on the length of time they remain at the Company's facilities and the Company's efforts to process and sell or otherwise beneficially reuse them.

     Potential Conflicts of Interest Arising from Certain Related-Party Transactions. As disclosed in the Company's filings with the Commission, the Company has entered into consulting agreements with Mr. Beck, and with certain principal stockholders and affiliates of certain directors and principal stockholders of the Company, pursuant to which, among other things, certain of such persons received warrants and pursuant to which certain of such persons will be entitled to receive success fees upon the completion of certain project development activities. Such agreements may result in conflicts of interest for the directors and principal stockholders who are, or whose affiliates are, parties to such consulting agreements. The Company, however, does not believe that the existence of such agreements will interfere with the ability of the Company's directors to discharge their fiduciary duties to the Company's stockholders.

     Charge to Earnings in the Event of Release of Escrow Securities. 740,559 shares (the "Escrow Shares") of Common Stock and options to purchase 71,923 shares of Common Stock (the "Escrow Options" and, together with the Escrow Shares, the "Escrow Securities") have been deposited into escrow by the holders thereof. The Escrow Securities are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels over the next one to three years or the market price of the Common Stock does not achieve certain levels over the next two years. The position of the Commission with respect to such escrow arrangements provides that in the event any shares or options are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a compensation expense will be recorded for financial reporting purposes. Accordingly, the Company will, in the event of the release of any Escrow Securities to the Company's officers, directors, employees or consultants, recognize during the period in which the earnings thresholds are met or such stock levels achieved, a noncash charge to earnings equal to the fair value of such shares on the date of their release, which would have the effect of increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's Common Stock. Notwithstanding the foregoing discussion, there can be no assurance that the Escrow Securities will be released from escrow.

     Potential Adverse Effects of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors of the Company. Accordingly, the Board of Directors of the Company is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of the Company. Although the Company has no present intention to issue any additional shares of preferred stock, there can be no assurance that the Company will not do so in the future.

     Limited Market for Common Stock; Possible Volatility of Market Price. Since the Company's initial public offering of its securities in May 1996, there has not been active trading volume in the Company's securities. There can be no assurance that an active trading market will develop or be sustained. The market price of the Common Stock could be subject to significant fluctuations in response to variations in government regulations relating to the Company's operations, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time as well as other factors discussed in this Prospectus.

     Outstanding Warrants and Options; Exercise of Registration Rights. As of the date of this Prospectus, the Company had outstanding (i) Redeemable Class A Warrants to purchase at an exercise price of $4.40 per share an aggregate of 6,168,492 shares of Common Stock and Redeemable Class B Warrants to purchase 6,168,492 shares of Common Stock (all of the Company's outstanding Redeemable Class A Warrants and Redeemable Class B Warrants are referred to herein as the "Redeemable Warrants"); (ii) Redeemable Class B Warrants to purchase an aggregate of 4,683,209 shares of Common Stock at an exercise price of $5.87 per share; (iii) options (the "Underwriters' Option") held by D. H. Blair Investment Banking Corp. ("Blair") to purchase up to 306,700 shares of Common Stock and/or 407,773 Class A Warrants and/or 407,306 Class B Warrants at an option exercise price of $6.16 per share of Common Stock, $0.07 per Class A Warrant and $0.07 per Class B Warrant; (iv) options to purchase an aggregate of 593,207 shares of Common Stock granted under the Company's stock option plans at a weighted average exercise price of approximately $1.68 per share; (v) non-qualified options to purchase 15,000 shares of Common Stock at an exercise price of $0.78 issued outside of the Company's stock option plans; (vi) non-qualified options to purchase 610,000 shares of Common Stock issued pursuant to the Company's Long-Term Employee Incentive Plan with an exercise price of $0.78 (including options to purchase 300,000 shares of Common Stock issued to each of Mr. Beck and Mr. Amt); (vii) warrants to purchase an aggregate of 319,204 shares of Common Stock at a weighted average exercise price of approximately $4.90 per share issued prior to the Company's initial public offering; and (viii) warrants to purchase an aggregate of 132,575 shares of Common Stock at a per share exercise price of $0.99. The Company has reserved an aggregate of 690,000 shares of Common Stock for issuance under the Company's stock option plans and 800,000 shares of Common Stock under its Long-Term Employee Incentive Plan as of the date of this Prospectus. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such warrants and options. In addition, the exercise of such warrants and options could have a material adverse effect on the market price of, and liquidity in the market for, shares of Common Stock. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

     Certain of the holders of these options and warrants have registration rights with respect to such securities. The holders of Blair's options, the holders of 1,326,166 shares of "restricted" Common Stock outstanding and the holders of warrants to purchase 319,204 shares of Common Stock have certain demand and "piggy-back" registration rights with respect to their securities. The exercise of such rights could involve substantial expense to the Company as well as have a material adverse effect on the market price of shares of the Company's Common Stock. In addition, the holders of the approximate 1,326,166 shares of "restricted" shares of Common Stock may be able to resell such stock under Rule 144(k) under the Securities Act without registration. Such resales under Rule 144(k) may have a material adverse effect on the market price of shares of the Company's Common Stock.

     Potential Adverse Effect of Redemption of Warrants. The Redeemable Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if, with respect to the Redeemable Class A Warrants, the closing bid price of the Common Stock shall have averaged in excess of $8.20 per share and, with respect to the Redeemable Class B Warrants, $10.95 per share, in each instance for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Redeemable Warrants could force the holders (i) to exercise the Redeemable Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Redeemable Warrants at the then current market price when they might otherwise wish to hold the Redeemable Warrants or (iii) to accept the nominal redemption price which, at the time the Redeemable Warrants are called for redemption, is likely to be substantially less than the market value of the Redeemable Warrants.

     Issues Relating to Principal Market Maker. D.H. Blair & Co., Inc. ("Blair & Co.") is a principal market maker in the Company's securities. In light of ongoing federal and state investigations into business practices at Blair & Co., such firm's recent settlement with the NASD and the proposed sale of certain of its assets, Blair & Co. will likely be unable to continue to make a market in the Company's securities. Accordingly, the liquidity and price of the Company's securities may be adversely impacted.

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock in the public market after this Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. As of the date of this Prospectus, the Company had outstanding (i) 623,507.5 shares of Preferred Stock convertible into 6,235,075 shares of Common Stock, (ii) Placement Agent Warrants exercisable for 62,326 shares of Preferred Stock convertible into 623,260 shares of Common Stock and (iii) Bridge Warrants to purchase 132,575 shares of Common Stock, all of which shares of underlying Common Stock are being registered for sale hereby. In addition, the Company has outstanding 5,539,745 shares of Common Stock and Class A Warrants and Class B Warrants exercisable for an aggregate of 17,020,193 shares of Common Stock, all of which are freely tradable in the public market without restriction unless such securities are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. In addition, as of the date of this Prospectus, the Company had outstanding options to purchase a total of 1,218,207 shares of Common Stock, of which 333,610 are currently exercisable. As of the date of this Prospectus, an additional 196,185 shares were available for future options grants under the Company's stock option plans. All of the shares issued, issuable or reserved for issuance under the Company's stock option plans are covered or will be covered by an effective registration statement. Shares issued upon exercise of such options generally will be freely tradable in the public market after the effective date of a registration statement covering such shares without restriction or further registration under the Securities Act, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates and vesting restrictions imposed by the Company.

     The holders of 3,174,922 shares of Common Stock (including securities convertible into or exercisable for Common Stock) are entitled to certain rights with respect to registration of such shares for resale under the Securities Act. To the extent that these rights are exercised and the registered shares sold, the exercise of such rights and the resale of the underlying shares could have an adverse effect on the market price of the Company's Common Stock.

     No Dividends on Common Stock. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. As a holding company, the Company holds no significant tangible assets other than its investments in and advances and loans to Dunkirk and APT. The Company's ability to make cash dividend payments to holders of the Common Stock will be dependent upon the receipt of sufficient funds from Dunkirk and APT.

     Certain Tax Consequences of Dividends on Preferred Stock to be Paid in Shares of Preferred Stock. In December 1997, the Company conducted the final closing of the private placement of the Preferred Stock. Commencing in December 1998, dividends will be paid on the Preferred Stock at the rate of 10% per annum payable in cash or Preferred Stock, at the option of the Company. For federal income tax purposes, distributions of Preferred Stock as dividends upon Preferred Stock will be treated as taxable distributions of property. Accordingly, the fair market value of the shares of Preferred Stock of the Company when accrued and/or distributed may be taxable as ordinary income (to the extent of the Company's current or accumulated earnings and profits) or as capital gain income (if and to the extent that the excess of the fair market value of such shares over the Company's current or accumulated earnings and profits per share exceeds the stockholder's tax basis in his Preferred Stock). Additionally, payment of dividends on the Preferred Stock in shares of Preferred Stock will result in dilution to the holders of Common Stock. Such dilution will reduce the net tangible book value per share and earnings per share attributable to the then outstanding shares of Common Stock.

     Possible Delisting of Securities from Nasdaq. While the Company's Common Stock is included on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Nasdaq has recently adopted more stringent financial requirements for listing on Nasdaq. With respect to continued listing, such new requirements are (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years; (ii) at least 500,000 shares in the public float valued at $1,000,000 or more; (iii) a minimum Common Stock bid price of $1.00; (iv) at least two active market makers in the Common Stock; and (v) at least 300 holders of the Common Stock. In addition, Nasdaq has added certain corporate governance requirements which did not previously exist. The Company will now be required to meet and maintain such new requirements for continued inclusion on Nasdaq. If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board" and it could be more difficult to obtain quotations of the market price of the Company's securities. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

     Risks of Penny Stock. If the Company's securities were deleted from Nasdaq (see "Possible Delisting of Securities from Nasdaq"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of the holders of the Company's securities to sell in the secondary market any of such securities.

     The Commission's regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby because the Shares, once issued, will be held by the Selling Securityholders. Of the 6,990,910 shares of Common Stock covered by this Prospectus, 6,235,075 shares of Common Stock will be issued to Selling Securityholders upon the conversion of outstanding shares of Preferred Stock, 623,260 shares of Common Stock will be issued to the Selling Securityholders upon conversion of shares of Preferred Stock underlying the Placement Agent Warrants, and 132,575 shares of Common Stock will be issued to the Selling Securityholders upon the exercise of the Bridge Warrants. In the event that all Warrants are exercised in full, the Company will receive an aggregate of approximately $739,551. The Company currently has no plans for the application of these funds other than for general corporate purposes.

                             SELLING SECURITYHOLDERS

     The Shares being registered hereby consist of 6,235,075 shares of Common Stock issuable upon the conversion of Preferred Stock; 623,260 shares of Common Stock issuable upon the conversion of Preferred Stock underlying the Placement Agent Warrants; and 132,575 shares of Common Stock underlying the Bridge Warrants. The Company will not receive any of the proceeds from any sales of the Shares by the Selling Securityholders. The Company will receive approximately $739,551 if the Warrants are exercised in full. The Shares may not be sold or otherwise transferred by the Selling Securityholders unless and until the applicable shares of Preferred Stock are converted or the applicable Warrants are exercised in accordance with their respective terms. The following table sets forth, as of the date of this Prospectus, certain information with respect to the Selling Securityholders.


                                                   Number of     Beneficial
                            Shares Beneficially    Shares        Ownership of
          Name of           Owned Prior to         Offered       Shares After
   Selling Securityholder   Offering(1)            Hereby        Offering(2)
--------------------------------------------------------------------------------
                            Number     Percent                   Number   Percent
                            ------     -------                   ------   -------

Leonard Adams                  56,375      *           56,375           0    --

The  Aries  Fund,  a
  Cayman Islands Trust(3)     930,040    14.4         830,324      99,716   1.8

Aries Domestic Fund,
  L.P.(4)                     595,945     9.7         429,751     166,194   2.9

Balmore Funds S.A.            225,500     3.9         225,500           0    --

Eckardt and Barbara Beck,
  JTWROS(5)                   197,921     3.4         112,750      85,171   1.5

Bridgewater Partners, L.P.    112,750     2.0         112,750           0    --

Dr. Adolp Bushel               56,375      *          56,375           0    --

Margaret L. Carspecken         39,463      *          39,463           0    --

Robert J. Conrads              22,550      *          22,550           0    --

CSL Associates, L.P.          112,750     2.0        112,750           0    --

EDJ Limited                   112,750     2.0        112,750           0    --

Environments LLC               39,463      *          39,463           0    --

Stephen Fish(6)               235,500     4.1        225,500      10,000    *

T. Cartter Evans               56,375      *          56,375           0    --

Todd Evans                     56,375      *          56,375           0    --

Everett Investment Co. LP      56,375      *          56,375           0    --

Michael J. Gordon              11,275      *          11,275           0    --

Himot Family Limited
  Partnership                  45,100      *          45,100           0    --

Irvine Capital Partners        56,375      *          56,375           0    --

J.F. Shea Co., Inc.           338,250     5.8        338,250           0    --

JMS Inc. Cust FBO Herbert
  M. Gardner Keogh             28,187      *          28,187           0    --

Karen Shepherd McNatt
  Revocable Trust U/A Dtd
  06/01/94                     56,375      *          56,375           0    --

                                      -16-

                                                   Number of     Beneficial
                            Shares Beneficially    Shares        Ownership of
          Name of           Owned Prior to         Offered       Shares After
   Selling Securityholder   Offering(1)            Hereby        Offering(2)
--------------------------------------------------------------------------------
                            Number     Percent                  Number   Percent
                            ------     -------                  ------   -------

Keys Foundation, Curacao,
  Netherlands Antilles        112,750     2.0        112,750          0     --

David and Elizabeth
    Kolasky JTWROS             11,275      *          11,275          0     --

Neil Kramer                    28,187      *          28,187          0     --

Lancaster Investment
  Partners, LP                281,875     4.8        281,875          0     --

John P. McNiff                281,875     4.8        281,875          0     --

Albert Milstein                28,187      *          28,187          0     --

Arthur J. Nagle                28,187      *          28,187          0     --

Mechie Nebenzahl               39,463      *          39,463          0     --

Oretexga LTD Partnership       56,375      *          56,375          0     --

Steven Overby                  39,463      *          39,463          0     --

Paramount Capital, Inc. (7)   623,260    10.1        623,260          0     --

Bruce Paul                     56,375      *          56,375          0     --

P.A.W. Offshore Fund, Ltd.    563,750     9.2        563,750          0     --

Pequot Scout Fund, LP         253,688     4.4        253,688          0     --

Porter Partners, L.P.         451,000     7.5        451,000          0     --

Wayne Saker                    56,375      *          56,375          0     --

Austost Anstalt Schaan        225,500     3.9        225,500          0     --

Scottenfeld Associates, LP     56,375      *          56,375          0     --

Lori Shapero                   56,375      *          56,375          0     --

Michael J. Smeriglio           22,550      *          22,550          0     --

Technology Funding Venture
  Partners V, an
  Aggressive Growth Fund,
  L.P.(8)                   1,044,791    16.5        355,163    689,628   11.6

Vinson Community Property
  Trust                        28,187      *          28,187          0     --

Gerald and Edna Weintraub,
  JTWRS                        28,187      *          28,187          0     --

Kal Zeff                      225,500     3.9        225,500          0     --


------------------

*    Less than 1%

(1) Applicable percentage of ownership is based on 5,539,745 shares of Common Stock outstanding as of the date of this Prospectus. Shares of Common Stock issuable upon the exercise or conversion of outstanding securities which are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this Prospectus, are deemed to be beneficially owned by the person holding such securities and are included as outstanding for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Securityholders prior to the termination of this offering. Because the Selling Securityholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Securityholder will own upon completion of this offering.

(3) Paramount Capital Asset Management, Inc. ("PCAM") is the Investment Manager to The Aries Fund, a Cayman Island Trust (the "Aries Trust"). Lindsay A. Rosenwald, M.D. is President and sole shareholder of PCAM. Dr. Rosenwald is also the President, Chairman and sole stockholder of Paramount Capital, Inc. ("Paramount"). Paramount acted as the placement agent for the private placement of the Preferred Stock. PCAM and Dr. Rosenwald may be considered to beneficially own the securities owned by the Aries Trust by virtue of their authority to vote and/or dispose of the securities. PCAM and Dr. Rosenwald disclaim beneficial ownership of all securities of the Company held by the Aries Trust. Securities held by the Aries Trust consist of 49,858 Class A Warrants which entitle the holder to acquire one share of Common Stock and one Class B Warrant to acquire one share of Common Stock; warrants to purchase an additional 86,174 shares of Common Stock; and 74,415 shares of Convertible Preferred Stock convertible into 744,150 shares of Common Stock. In addition, Dr. Rosenwald beneficially owns warrants to purchase 44,719 shares of the Company's Common Stock.

(4) PCAM is the General Partner of the Aries Domestic Fund, L.P. Dr. Rosenwald is the President and sole shareholder of PCAM. PCAM and Dr. Rosenwald may be considered to beneficially own the securities owned by the Aries Domestic Fund, L.P. by virtue of their authority to vote and/or dispose of the securities. PCAM and Dr. Rosenwald disclaim beneficial ownership of all securities of the Company held by the Aries Domestic Fund, L.P. Securities held by Aries Domestic Fund, L.P. consist of 83,097 Class A Warrants which entitle the holder to acquire one share of Common Stock and one Class B Warrant to acquire one share of Common Stock; warrants to purchase an additional 46,401 shares of Common Stock; and 38,335 shares of Convertible Preferred Stock convertible into 383,350 shares of Common Stock. In addition, Dr. Rosenwald beneficially owns warrants to purchase 44,719 shares of the Company's Common Stock.

(5) Eckardt C. Beck is the Company's Chairman. Mr. Beck has been a director of the Company since February 1995, and served as Acting President and Chief Executive Officer from June to August 1997. The number of shares owned includes currently exercisable options to purchase 71,338 shares of Common Stock, and excludes options to purchase 240,000 shares of Common Stock not exercisable within 60 days of the date of this Prospectus.

(6) Stephen D. Fish currently serves on the Company's Board of Directors. Includes options to purchase 10,000 shares of Common Stock, and excludes options to purchase 15,000 shares of Common Stock not exercisable within 60 days of the date of this Prospectus.

(7) David R. Walner, a director of the Company, is a Associate Director of Paramount.

(8) Includes securities beneficially owned by Technology Funding Partners III, L.P. ("TFP III") and Technology Funding Partners V, An Aggressive Growth Fund, L.P. ("TFVP V"). Mr. Gardner, a director of the Company, is a former Investment Officer of Technology Funding, Inc. ("TFI"), the Managing General Partner of TFP III and TFVP V. The number of shares held includes
     (A) securities held by TFVP V consisting of (i) 207,547 shares of Common Stock, (ii) 8,879 shares of Convertible Preferred Stock, (iii) warrants, exercisable within 60 days, to purchase 93,432 shares of Common Stock, (B) securities held by TFP III consisting of (i) 69,180 shares of Common Stock,
     (ii) 26,637 shares of Convertible Preferred Stock and (iii) warrants, exercisable within 60 days, to purchase 141,938 shares of Common Stock and
     (C) currently exercisable options issued to Peter Gardner to purchase 11,338 shares of Common Stock, and excludes options to purchase 20,000 shares of Common Stock not exercisable within 60 days of the date of this Prospectus.

     Under agreements with the Selling Securityholders, all offering expenses are borne by the Company except the fees and expenses of any counsel and other advisors that the Selling Securityholders may employ to represent them in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the Shares.

     The Company and certain of the Selling Securityholders have agreed to indemnify each other against certain liabilities in connection with the offering of the Shares, including certain liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders have not advised the Company of any specific plan for distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time by the Selling Securityholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the Nasdaq SmallCap Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following:
(i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this Prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Securityholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. The expenses of preparing this Prospectus and the related Registration Statement with the Commission will be paid by the Company. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Securityholders have been advised that they are subject to the applicable provisions of the Exchange Act including, without limitation, Regulation M thereunder.

     Neither the Company nor the Selling Securityholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders on account of their sales of the Shares from time to time.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's by-laws provide that each director and officer shall be indemnified by the Company against expenses, liability and loss in connection with any legal proceeding to which such officer or director may become a party by reason of being, or having been, an officer or director of the Company, or, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided however, that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. In addition, the Company's restated certificate of incorporation, eliminates liability of the Company's directors for monetary damages resulting from the breach of their fiduciary duty to the Company and its stockholders, except with respect to breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or involve an improper personal benefit, or willful or negligent violations of Section 174 of the Delaware General Corporation Law ("DGCL"). The intent of these provisions is to eliminate, to the fullest extent permitted under the DGCL, liability of the Company's directors to the Company and its stockholders. The Company believes that the provisions contained in its restated certificate of incorporation, as amended, and by-laws will assist it in attracting and retaining qualified individuals to serve as officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

                                  LEGAL MATTERS

     The validity of the issuance of the Shares of Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll, 500 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

     The consolidated financial statements of Conversion Technologies International, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------

          SEC registration fee............................   $      2,139
          Counsel fees and expenses.......................         15,000
          Accounting fees and expenses....................          5,000
          Miscellaneous expenses..........................          2,861
                                                                ---------
             Total*                                          $     25,000
                                                                =========

          ------------------
          *Estimated


     All expenses of issuance and distribution listed above will be borne by the Company. The costs of fees and expenses of legal counsel and other advisors, if any, that the Selling Securityholders employ in connection with the offering will be borne by the Selling Securityholders.

Item 15. Indemnification of Directors and Officers.
         -----------------------------------------

     The Company's by-laws provide that each director and officer shall be indemnified by the Company against expenses, liability and loss in connection with any legal proceeding to which such officer or director may become a party by reason of being, or having been, an officer or director of the Company, or, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided however, that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. In addition, the Company's restated certificate of incorporation, eliminates liability of the Company's directors for monetary damages resulting from the breach of their fiduciary duty to the Company and its stockholders, except with respect to breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or involve an improper personal benefit, or willful or negligent violations of Section 174 of the DGCL. The intent of these provisions is to eliminate, to the fullest extent permitted under the DGCL, liability of the Company's directors to the Company and its stockholders. The Company believes that the provisions contained in its restated certificate of incorporation, as amended, and by-laws will assist it in attracting and retaining qualified individuals to serve as officers and directors.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item 16. Exhibits.
         --------

     Exhibit No.         Description of Exhibit
     -----------         ----------------------

          5 Opinion of Buchanan Ingersoll as to legality of Common Stock
        23.1             Consent of  Ernst & Young LLP
        23.2             Consent of Buchanan Ingersoll

Item 17. Undertakings.
         ------------

     (a) The undersigned Registrant hereby undertakes that it will:

                  (1) file, during any period in which it offers or sells securities, a post-effective amendment to the Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  file  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 9th day of April, 1998.


                                         CONVERSION TECHNOLOGIES
                                            INTERNATIONAL, INC.


                                         By:  /s/ William L. Amt
                                            ------------------------------------
                                            William L. Amt
                                            Presidentand Chief Executive Officer

                                  EXHIBIT INDEX


     Exhibit No.         Description of Exhibit
     -----------         ----------------------

          5 Opinion of Buchanan Ingersoll as to legality of Common Stock
        23.1             Consent of  Ernst & Young LLP
        23.2             Consent of Buchanan Ingersoll